EXHIBIT 99.1

                        BION ENVIRONMENTAL TECHNOLOGIES, INC.

Bion Announces Water Quality Permit Application for Phase 1 of Kreider Farms Project

June 25, 2009. New York, New York. Bion PA 1, LLC, a wholly owned subsidiary of Bion Environmental Technologies, Inc. (OTCBB: BNET), announced that it has filed a water quality permit application with the Pennsylvania Department of Environmental Protection pursuant to its development at the Kreider Dairy Farm in Lancaster County, Pennsylvania. The water quality permit application included the submittal of a Design Basis Report, which contains a large collection of design details, technical descriptions and equipment specifications.

Bion's comprehensive environmental waste treatment system will treat the waste from Kreider's dairy operation to substantially reduce nitrogen and phosphorus in the effluent, as well as ammonia emitted to the atmosphere. Phase 1 of Bion's project at the Kreider Dairy Farm will initially treat the waste from 1,200 dairy cows, with plans for expansion to treat the waste from the remaining but separated portions of the dairy herd over time.

Jeremy Rowland, Bion's Chief Operations Officer, stated, "We are pleased with the manner in which the detailed Design Basis Report came together, leveraging not only the proprietary knowledge of Bion design engineers, but also key engineering design support from our core consulting team members from Primus Builders and RETTEW Associates"

Under Pennsylvania's nutrient trading program, credits will be earned for nitrogen and phosphorus reductions at the Kreider Dairy Farm that can be sold to offset the discharges of municipal wastewater treatment plants in the region that are required to reduce their discharges under the Chesapeake Bay Tributary Strategy. Using credits in lieu of costly plant upgrades will result in substantial cost savings to Pennsylvania taxpayers and municipal ratepayers.

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About Bion: Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology results from 18 years of research & development, testing, commercial deployment, and further adaptation to evolving standards and opportunities. In addition to providing proven comprehensive environmental treatment, the system recovers cellulosic biomass from the waste stream to produce renewable energy in a process different and much more efficient than others that seek to exploit this energy source. The technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith
President
303-517-5302
mas@biontech.com

Craig Scott
Vice President-Capital Markets/IR
303-843-6191 direct
cscott@biontech.com